UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2008

Local Insight Regatta Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-152302	20-8046735
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

188 Inverness Drive West, Suite 800 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip code)

303-867-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2008, Marilyn B. Neal, the principal executive officer of Local Insight Regatta Holdings, Inc. (the “Company”), resigned as the Company’s President and Chief Executive Officer. Mrs. Neal remains Chairman of the Company’s Board of Directors. Concurrently with her resignation as the Company’s President and Chief Executive Officer, Mrs. Neal was appointed Executive Chairman of Local Insight Media Holdings, Inc., the indirect parent of the Company (“LIMH”). Concurrently with Mrs. Neal’s resignation, the Company assigned to LIMH, and LIMH assumed, the Company’s rights and obligations under the Employment Agreement dated as of January 2, 2007 by and between Mrs. Neal and the Company, as assignee of Local Insight Media, L.P., an affiliate of the Company.

On December 31, 2008, Douglas A. Myers was appointed President of the Company. Mr. Myers, age 48, has served as LIMH’s Vice President, Business Development since March 2008. Mr. Myers has served as President and Chief Executive Officer of CBD Media LLC (“CBD Media”), an indirect, wholly owned subsidiary of LIMH and an affiliate of the Company, since March 2002. CBD Media, through its subsidiaries, is the leading publisher of print and online directories in the greater Cincinnati metropolitan area. Since July 2007, Mr. Myers has also served as President and Chief Executive Officer of ACS Media LLC (“ACS Media”), an indirect, wholly owned subsidiary of LIMH and an affiliate of the Company. ACS Media, through its subsidiaries, is the largest publisher of print and internet directories in the State of Alaska. From February 1999 until March 2002, Mr. Myers served as President and Chief Executive Officer of CBD Media’s predecessor, Cincinnati Bell Directory. From 1982 until February 1999, Mr. Myers held a variety of marketing and management positions at Cincinnati Bell Directory, Cincinnati Bell Telephone and Cincinnati Bell Inc. Mr. Myers holds a B.B.A. degree from the University of Cincinnati and an M.B.A. from Xavier University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant, Local Insight Regatta Holdings, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 7, 2009

LOCAL INSIGHT REGATTA HOLDINGS, INC.

By:	/s/ JOHN S. FISCHER
	Name:	John S. Fischer
	Title:	General Counsel and Secretary